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                                                                  EXHIBIT 99(i)
                         SUMMARY FINANCIAL INFORMATION

  The following summary of consolidated financial information was derived from, and is qualified in its entirety by reference to, the financial statements and other information and data contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1993. The financial information for 1994 is from the audited financial statements and other financial information and data to be included in the Company's Annual Report on Form 10-K for the year ended December 30, 1994. The year-end results include 52 weeks for 1990, 1991, 1992, and 1994 and 53 weeks for 1993.

  The Company conducts its business in highly volatile markets. Consequently, the Company's results can be affected by many factors, including general market conditions, the liquidity of secondary markets, the level and volatility of interest rates and currency values, the valuation of securities positions, competitive conditions, and the size, number, and timing of transactions. In periods of unfavorable market activity, profitability can be adversely affected because certain expenses remain relatively fixed. As a result, net earnings and revenues can vary significantly from period to period.

                                        YEAR ENDED LAST FRIDAY IN DECEMBER
                          ----------------------------------------------------------------
                             1990        1991         1992          1993          1994
                          ----------- ----------- ------------  ------------  ------------
                                    (IN THOUSANDS, EXCEPT RATIOS)
Revenues................  $11,147,229 $12,352,812 $ 13,412,668  $ 16,588,177  $ 18,233,091
Net revenues............  $ 5,783,329 $ 7,246,468 $  8,577,401  $ 10,558,230  $  9,624,521
Earnings before income
 taxes and cumulative
 effect of changes in
 accounting
 principles(1)..........  $   282,328 $ 1,017,418 $  1,621,389  $  2,424,808  $  1,729,604
Cumulative effect of
 changes in accounting
 principles (net of
 applicable income
 taxes)(1)..............          --          --  $    (58,580) $    (35,420)          --
Net earnings(1).........  $   191,856 $   696,117 $    893,825  $  1,358,939  $  1,016,761
Ratio of earnings to
 fixed charges(2).......          1.1         1.2          1.3           1.4           1.2
Total assets(3).........  $68,129,527 $86,259,343 $107,024,173  $152,910,362  $163,749,327
Long-term borrowings(4).  $ 6,341,559 $ 7,964,424 $ 10,871,100  $ 13,468,900  $ 14,863,383
Stockholders' equity....  $ 3,225,430 $ 3,818,088 $  4,569,104  $  5,485,913  $  5,817,545

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(1) Net earnings for 1992 were reduced by $58,580,000 to reflect the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106,
    "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes." Net earnings for 1993 were reduced by $35,420,000 to reflect the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."
(2) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest costs and that portion of rentals estimated to be representative of the interest factor.
(3) During 1994, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," and FASB Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements," which increased assets and liabilities at December 30, 1994 by approximately $8,500,000,000.
(4) To finance its diverse activities, the Company and certain of its subsidiaries borrow substantial amounts of short-term funds on a regular basis. Although the amount of short-term borrowings significantly varies with the level of general business activity, on December 30, 1994, $557,776,000 of bank loans and $14,758,830,000 of commercial paper were outstanding. In addition, certain of the Company's subsidiaries lend securities and enter into repurchase agreements to obtain financing. At December 30, 1994, cash deposits for securities loaned and securities sold under agreements to repurchase amounted to $2,180,186,000 and $51,864,594,000, respectively.

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

FISCAL YEAR 1994

  Financial markets, strong from 1991 through the first six weeks of 1994, changed significantly after inflationary fears prompted the Federal Reserve to increase short-term interest rates in February 1994. As the U.S. economy continued to expand, the Federal Reserve acted to further curb inflation and to moderate growth by increasing short-term interest rates five additional times during the year. The combination of rising interest rates, a falling U.S. dollar, unsettled global stock, bond, and currency markets, reduced foreign investment in U.S. financial markets, and overall investor caution contributed to lower earnings for most U.S. securities firms. These conditions affected the Company's 1994 fourth quarter and full year results. Net earnings for the 1994 fourth quarter were $161.6 million, down 30% from the 1994 third quarter and down 53% from the 1993 fourth quarter.

  Net earnings for 1994 were $1,016.8 million, down 25% from record 1993 earnings of $1,358.9 million. Net earnings for 1993 included a $35.4 million cumulative effect charge (net of $25.1 million of applicable income tax benefits) related to the adoption of Statement of Financial Accounting
Standards No. 112, "Employers' Accounting for Postemployment Benefits." Earnings for 1993 before the cumulative effect of the change in accounting principle were $1,394.4 million. Earnings per common share in 1994 were $4.75 primary and $4.74 fully diluted, compared with $5.98 primary and $5.95 fully diluted ($6.14 primary and $6.11 fully diluted before the accounting change) in 1993. As previously reported, 1993 results included a non-recurring pretax lease charge totaling $103.0 million ($59.7 million after income taxes) related to the Company's decision not to occupy certain space at the World Financial Center Headquarters ("Headquarters") facility. This space was sublet in 1994.

  Total revenues were $18,233 million, up 10% from 1993. Net revenues (revenues after interest expense) totaled $9,625 million in 1994, down 9% from 1993.

  Commission revenues were $2,871 million, virtually unchanged from $2,894 million in 1993. Higher commission revenues from mutual funds and commodity transactions were offset by lower revenues from money market instruments, particularly medium-term notes, and listed securities transactions. Sales of mutual funds, particularly front-end funds, declined as investors were less active due to uncertain markets and rising interest rates. For the first time since 1974, both stock and bond funds fell in value industrywide, on average, in the same year. Distribution fees from deferred charge funds benefited from strong mutual fund sales in prior periods, while redemption fees increased as investors repositioned their portfolios primarily from fixed-income funds to stock and money market funds. Commissions on listed securities transactions decreased due to a decline in the relative amount of business by retail clients versus institutional clients. Other commission revenues declined principally as a result of lower commissions from money market instruments, partially offset by higher revenues from commodity transactions.

  Interest and dividend revenues increased 35% to $9,578 million from $7,099 million in 1993. Interest expense, which includes dividend expense, rose 43% to $8,609 million from $6,030 million in 1993. Net interest and dividend profit decreased 9% to $969 million as a significant increase in short-term interest rates, year over year, led to a substantial flattening of the yield curve. The change in the yield curve, the relationship between interest rates and maturities, resulted from short-term interest rates rising faster than long-term interest rates in 1994. As a result, interest spreads declined, while financing and hedging costs increased from 1993.

  Principal transactions revenues fell 20% to $2,335 million from the 1993 record $2,920 million due to rising interest rates, a declining U.S. dollar, and volatile world financial markets. Revenues from taxable fixed-income securities, equities and equity derivatives, and foreign exchange and commodities decreased, while interest rate and currency swaps, and municipal securities revenues increased. Taxable fixed-income revenues declined 52% to $462 million as higher interest rates, wider credit spreads, and uncertainty in emerging markets led to reduced demand and lower inventory values. Equities and equity derivatives trading revenues decreased 28% to $627 million, reflecting lower trading results in virtually all categories, including a loss in

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convertible securities. Foreign exchange and commodities revenues, in the aggregate, declined 31% to $109 million. Weakness in the U.S. dollar versus other major currencies depressed foreign exchange trading, while commodities trading revenues benefited from increased volume. Interest rate and currency swaps revenues advanced 24% to $749 million reflecting higher revenues from U.S. dollar-denominated swap trading activities, particularly those related to structured financing transactions. Municipal securities trading revenues increased 20% to $388 million due to strong retail investor demand for tax-exempt investments.

  Investment banking revenues were $1,239 million, down 32% from $1,831 million in 1993 due primarily to the effects of rising interest rates and reduced demand. Underwriting revenues declined in almost all categories, with significant decreases in equities, corporate bonds and preferred stock, and convertible securities. Strategic services revenues, which include fees for debt restructuring, merger and acquisition activity, and other advisory services, benefited from increased merger and acquisition advisory assignments in various industries.

  Asset management and portfolio services fees rose 12% from $1,558 million in 1993 to a record $1,739 million. Asset management fees advanced due primarily to an increase in stock funds under management. Portfolio service fees advanced due to the continued growth in the number of Asset Power(R) accounts, a product with fees and transaction limits based on asset levels, and increased revenues from the ML Consults(R) product.

  Other revenues were $471 million, up 65% from $285 million in 1993. The increase in other revenues was attributable to net realized investment gains related to merchant banking activities of $81 million, compared with unrealized losses of $133 million in 1993.

  Non-interest expenses were $7,895 million, down 3% from $8,133 million in the year-ago period. Excluding the 1993 non-recurring lease charge totaling $103.0 million, non-interest expenses declined 2%.

  Compensation and benefits expense, which represented approximately 63% of total non-interest expenses, declined 6% due principally to lower incentive and production-related compensation. Compensation and benefits expense, as a percentage of net revenues, was 51.5% in 1994, compared with 49.8% in 1993.

  Occupancy costs declined 24% (7% excluding the 1993 non-recurring lease charge), benefiting from continued relocation of support staff to lower-cost facilities and reduced space requirements at the Headquarters facility. Other facilities costs, which include communications and equipment rental, and depreciation and amortization, were up 9% due to increased use of market data, news, and statistical services and higher depreciation expense from the acquisition of technology-related equipment.

  Advertising and market development expenses were down 1% with discretionary costs decreasing as business conditions became less favorable. Lower sales promotion and a reduction in advertising campaigns were partially offset by increased travel related to international business activities. Professional fees increased 26% due primarily to the use of system and management consultants to upgrade technology and processing capabilities in trading, credit, and customer services, as well as higher legal fees. Brokerage, clearing, and exchange fees increased 20% reflecting higher international equity volume and expanded risk management activities related to volatile global market conditions. Other expenses increased 1% from 1993 due to an increase in office supplies and postage costs.

  Income tax expense totaled $713 million in 1994, down 31% from $1,030 million in 1993. The effective tax rate was 41.2% in 1994 versus 42.5% in 1993 as a result of lower state income taxes.

  The Company filed a Current Report on Form 8-K dated January 12, 1995, describing an action commenced against the Company by Orange County, California (the "County") and the Orange County Investment Pools (the "Pools"). The County and the Pools seek relief in excess of $2 billion in connection with various securities transactions between the County and/or the Pools and the Company and its subsidiaries. Other actions have also been commenced against the Company and its subsidiaries arising out of the Company's dealings with the County Treasurer and the Pools.


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  The Company will vigorously contest these actions and believes it has meritorious defenses. Although the ultimate outcome of these actions cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the consolidated financial condition or results of operations of the Company for the year ended December 30, 1994.

  The Company has also received inquiries from various governmental entities examining the underlying events and is cooperating with these inquiries.

CERTAIN BALANCE SHEET INFORMATION AS OF DECEMBER 30, 1994

  On January 1, 1994, the Company adopted Financial Accounting Standards Board Interpretation No. 39 ("Interpretation No. 39"), "Offsetting of Amounts Related to Certain Contracts." Interpretation No. 39 affects the financial statement presentation of balances related to swap, forward, and other similar exchange or conditional type contracts, and unconditional type contracts. To offset unconditional contracts, such as resale and repurchase agreements, net cash settlement of the related receivable and payable balances is also required by Interpretation No. 39, as modified by Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements." Prior to the adoption of these Interpretations, the Company followed industry practice in reporting balances related to certain types of contracts on a net basis. Unrealized gains and losses for swap, forward, and other similar contracts were reported net on the balance sheet by contract type, while certain receivables and payables related to resale and repurchase agreements were reported net by counterparty. The effect of these Interpretations increased assets and liabilities at December 30, 1994 by approximately $8.5 billion.

  The Company believes that its equity base is adequate relative to the level and composition of its assets and the mix of its business.

  In the normal course of business, the Company underwrites, trades, and holds non-investment grade securities in connection with its market-making, investment banking, and derivative structuring activities. These activities are subject to risks related to the creditworthiness of the issuers and the liquidity of the market for such securities, in addition to the usual risks associated with investing in, extending credit, underwriting, and trading in investment grade instruments.

  At December 30, 1994, the fair value of long and short non-investment grade trading inventories amounted to $3,309 million and $456 million, respectively, and in the aggregate (i.e., the sum of long and short trading inventories), represented 4.3% of aggregate consolidated trading inventories.

  At December 30, 1994, the carrying value of extensions of credit provided to corporations entering into leveraged transactions aggregated $257 million (excluding unutilized revolving lines of credit and other lending commitments of $50 million), consisting primarily of senior term and subordinated financings to 35 medium-sized corporations. At December 30, 1994, the Company had no bridge loans outstanding. Loans to highly leveraged corporations are carried at unpaid principal balance less a reserve for estimated losses. The allowance for loan losses is estimated based on a review of each loan, and consideration of economic, market, and credit conditions. Direct equity investments made in conjunction with the Company's investment and merchant banking activities aggregated $289 million at December 30, 1994, representing investments in 80 enterprises. Equity investments in privately-held corporations for which sale is restricted by government or contractual requirements are carried at the lower of cost or estimated net realizable value. At December 30, 1994, the Company held interests in partnerships, totaling $93 million (recorded on the cost basis), that invest in highly leveraged transactions and non-investment grade securities. Prior to July 1, 1994, the Company had a co-investment arrangement to enter into direct equity investments. At December 30, 1994, the Company also committed to invest an additional $80 million in partnerships that invest in leveraged transactions.

  The Company's insurance subsidiaries hold non-investment grade securities. As a percentage of total insurance investments, non-investment grade securities were 5.5% at December 30, 1994. Non-investment grade securities of insurance subsidiaries were classified as available-for-sale and were carried at fair value at December 30, 1994.

  At December 30, 1994, the largest non-investment grade concentration consisted of various issues of a South American sovereign totaling $235 million, of which $60 million represented on-balance-sheet hedges for off-balance-sheet instruments. No one industry sector accounted for more than 21% of total non-investment grade positions. At December 30, 1994, the Company held an aggregate carrying value of $292 million in debt and equity securities of issuers in various stages of bankruptcy proceedings. Approximately 71% of this amount resulted from the Company's market-making activities in such securities.

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